Exhibit 10.22

LEASE AGREEMENT

Introductory Statement

THIS LEASE incorporates the following terms and conditions:

Landlord:	GAM Realty, LLC 1800 Mineral Spring Ave STE D #106 North Providence, RI 02904-9921

Tenant:	Dynamic Marketing I, Inc. 40 Western Industrial Drive Cranston, RI 02921

Guarantor:     Dynamic Health Products, Inc.

6911 Bryan Dairy Road, Suite 210

Largo, FL 33777

Leased Premises: The Building located at 40 Western Industrial Drive, Cranston, RI 02921, as more fully described on Exhibit A attached hereto.

Term: From March 31, 2005 to March 31, 2010.

Rent: The rent during the term of this Lease will be as follows:

Rent	Monthly Rent
First Year	$10,000
Second Year	$10,500
Third Year	$11,025
Fourth Year	$11,577
Fifth Year	$12,155

Permitted Use:

The Leased Premises shall be used exclusively for the development, marketing, sales and distribution of health and fitness nutritional supplements and purposes ancillary thereto and such other activities not inconsistent with applicable law as permitted in writing by Landlord

THIS LEASE is entered into by and between the Landlord and the Tenant whose names and addresses appear in the Introductory Statement.

IT IS MUTUALLY covenanted and agreed by and between the parties as follows:

1.	Definitions and Construction

1.1. For the purposes of this Lease and in addition to the words and phrases defined in the Introductory Statement, the following words and phrases are defined as set forth below:

Building: the building located on the Land and within which the Leased Premises are situated.

Introductory Statement: the Introductory Statement which appears at the beginning of this Lease.

Land: that lot or parcel of land on which the Building is located, more particularly described on Exhibit A attached hereto.

Landlord: see Introductory Statement.

Leased Premises: see Introductory Statement.

Insurance Expenses: Landlord’s cost of premiums for all insurance carried by Landlord on the Leased Premises as now or hereafter in effect as reasonably determined by Landlord.

Property Taxes: all real property taxes and other assessments (including taxes and other assessments by any water, sewer, fire or other special district), of every nature and description, whether general or special, whether presently existing or hereafter established, payable by the Landlord with respect to the Building and the Land.

Tenant: see Introductory Statement.

Tenant’s Trade Fixtures: see Paragraph 9.

1.2. The words “hereby,” “hereof,” “hereto,” “herein,” “hereunder,” and any similar words, refer to this Lease; the word “hereafter” means after, and the word “heretofore” means before, the date of this Lease. The word “person” refers to partnerships (including limited partnerships), corporations, trusts and other legal entities, as well as natural persons. The title of this Lease, as well as the paragraph and subparagraph titles, are for convenience of reference only and will not be considered in the interpretation or construction of any of the provisions hereof. Words in the singular may be construed to include the plural, and vice versa, as the context may require. Any consent, approval or acceptance required or permitted to be given by a party to this Lease will be in writing. Any notice required or permitted to be given by a party to this Lease will be in writing and will be given within the time provided for herein. This Lease may be executed in one or more counterparts, each of which will be deemed to be an original.

2.	Leasing.

The Landlord demises and leases to the Tenant and the Tenant leases and takes from the Landlord the Leased Premises.

3.	Term.

To have and to hold the Leased Premises unto the Tenant for and during the Term set forth in the Introductory Statement.

4.	Rent.

Commencing on the Commencement Date the Tenant will pay to the Landlord, without deduction, setoff, prior notice, or demand, rent as set forth in the Introductory Statement at the Landlord’s address as set forth in the Introductory Statement or to such other address as the Landlord may designate by notice to the Tenant. Rent will be paid in equal monthly installments, payable and received in advance on the first business day of each month, with interest at the rate of 18% per year on any unpaid installments. Rent payable for any partial month will be prorated on a daily basis. It is the intent of this Lease that, except as specifically provided herein, Landlord shall bear no expense whatsoever with respect to the operation or maintenance of the Leased Premises and that Tenant is taking possession of the Leased Premises on a ‘triple net” basis.

5.	Additional Rent

5.1. As additional rent, the Tenant will pay all Property Taxes and Insurance Expenses.

5.2. The Property Taxes and Insurance Expenses will be billed to the Tenant promptly after the end of each calendar year during which this Lease is in effect and upon receipt of such bills shall be paid by Tenant when due and payable. Property Taxes and Insurance Expenses payable hereunder for the calendar year in which this Lease commences or terminates will be prorated on the basis of a 365 day year, the Tenant paying Property Taxes and Interest Expenses for the calendar year in which this Lease commences or terminates in proportion to that part of the calendar year during which the Tenant has possession of the Leased Premises.

5.3. The Tenant will pay all taxes charged, assessed or imposed upon the personal property of the Tenant in or upon the Leased Premises.

6.	Permitted Use; Compliance with Laws, etc.

The Tenant will use the Leased Premises solely for the purposes set forth in the Introductory Statement. The Tenant will promptly observe and comply with all present and future laws, ordinances, requirements, orders, directives, rules and regulations of federal, state, city and town governments and all other governmental authorities or any national or local Board of Fire Insurance Underwriters affecting the Leased Premises or the Tenant’s use thereof. The Tenant will indemnify, defend and hold harmless the Landlord from and against any and all penalties or damages charged to or imposed upon Landlord for any violation of any such laws, ordinances, rules or regulations. The Tenant will not use, or permit the use of, the Leased Premises for any purpose which would cause the premiums on the Landlord’s fire and casualty insurance to be increased or create a forfeiture or prevent renewal of such insurance. The Tenant will not use, or permit the use of, the Leased Premises for any improper, offensive or unlawful purpose, nor will the Tenant undertake any activities which would result in noise levels, vibrations, or odors which are disturbing to tenants occupying other space in the Building.

7.	Repairs and Maintenance.

7.1. The Landlord will maintain in good condition, and will make all replacements and repairs to, the roof, exterior and structural components of the Building, and the HVAC system. The Tenant will maintain in good condition and repair, and keep clean, the lobby, halls, stairways and other areas in the Building. Landlord will not be responsible for replacing bulbs or ballasts in the Leased Premises or for providing janitorial services to the Leased Premises. The foregoing notwithstanding, the Tenant will be responsible for any repairs and maintenance made necessary by acts of the Tenant or the Tenant’s agents, employees, guests, invitees or independent contractors.

7.2. The Tenant will be responsible for any repairs and maintenance made necessary by acts of the Tenant and or the Tenant’s agents, employees, guests, invitees or independent contractors. The Tenant will maintain generally in good condition and repair and keep clean the interior of the Leased Premises (including the replacement of glass in windows and doors), reasonable wear and tear and damages by casualty excepted.

8.	Alterations and Improvements.

The Tenant may make any alterations or improvements to the Leased Premises which do not materially impair or diminish the rental value of the Leased Premises and the Building. All alterations and improvements will be subject to the Landlord’s prior written approval of plans and specifications and such reasonable conditions (affecting, among other things, the obtaining of required permits and authorizations, the payment for labor and materials supplied in connection with the same, evidence of contractor’s insurance, and contractor’s performance and payment bond) as the Landlord reasonably deems appropriate. All alterations and improvements made by the Tenant will become the property of the Landlord or at Landlord’s option shall be removed by Tenant prior to the expiration or termination of this Lease.

9.	Tenant’s Trade Fixtures.

9.1. For the purposes of this Lease, “Tenant’s Trade Fixtures” means machinery, equipment and other items of personal property owned by the Tenant and especially designed or fitted for use in its trade or business which: (i) will not be affixed or incorporated into the Leased Premises in such a manner that their removal will cause substantial damage to the structure of the Building, and (ii) will, after removal, have a value exceeding the cost of removal.

9.2. The Tenant may install the Tenant’s Trade Fixtures in the Leased Premises provided that the same will not materially impair or diminish the rental value of the Leased Premises or the Building. The Tenant’s Trade Fixtures will, notwithstanding the manner of their installation, remain the property of the Tenant and will be removed by the Tenant upon the termination of this Lease. The Tenant will repair any damage to the Leased Premises occasioned by the removal of the Tenant’s Trade Fixtures. Any of the Tenant’s Trade Fixtures left on the Leased Premises upon the termination of this Lease, at the election of the Landlord, may be: (i) removed at the Tenant’s expense and sold, stored or discarded, or (ii) deemed to have been abandoned and to be the property of the Landlord.

10.	Commercial General Liability Insurance; Indemnity

10.1. The Tenant will obtain and pay for commercial general liability insurance insuring the Landlord and the Tenant against loss from and liability for damages on account of loss or injury suffered by any person or property within or upon the Leased Premises, the coverage and protection of such insurance to be not less than $2,000,000.00 (combined single limit). Limits of such commercial general liability insurance will be reviewed annually and increased if independent insurance advisors selected by the Landlord so advise.

10.2. The Tenant will indemnify, defend, and hold harmless the Landlord from and against all loss, cost or damage (including reasonable attorneys’ fees) sustained by the Landlord, on account of: (i) damage to property or injury to persons resulting from any accident or other occurrence on or about the Leased Premises; or (ii) damage to property or injury to persons resulting from the activities of the Tenant on or about the Leased Premises or elsewhere; or (iii) the Tenant’s failure to perform or fulfill any term, condition or agreement contained or referred to herein on the part of the Tenant to be performed or fulfilled.

11.	Fire or Other Casualty; Cross Releases and Waiver of Subrogation; Tenant’s Property

11.1. The Tenant will obtain and pay for property insurance insuring the Tenant’s personal property in the Leased Premises, personal property in the care, custody and control of the Tenant, and any improvements and betterments made to the Leased Premises by the Tenant, all of the foregoing at the replacement cost, against loss or damage resulting from perils commonly insured against under a standard “all risks” policy of insurance.

11.2. Landlord shall maintain, at Tenant’s sole cost as part of Insurance Expense), insurance policies covering loss of or damage to the Premises in the full amount of its replacement value or such other amounts as is appropriate. The policies shall provide protection against fire and casualties and such other risks and perils as is appropriate, including plate glass coverage. All such insurance policies maintained by Landlord shall name Tenant as an additional insured.

11.3. If the Building or the Leased Premises or any part thereof is damaged by fire or other casualty, the Landlord will forthwith commence and continue with all reasonable diligence the repair of the same; provided, however, that if the Landlord so elects, then upon notice given to the Tenant not later than 30 days after such casualty, the Landlord may terminate this Lease as of the date of such casualty and a proportionate part of the rent paid in advance will be repaid to the Tenant. If the repair of the damage to the Leased Premises is reasonably determined by the Landlord’s architect to require more than 120 days (assuming work will be performed during normal working hours) after the date of the casualty to complete and the Tenant will be deprived of substantially all beneficial use of the Leased Premises during that time, or such repair is not commenced within 90 days after the date of the casualty, then the Tenant may terminate this Lease as of the date of such casualty and a proportionate part of the rent paid in advance will be repaid to the Tenant. Until the Leased Premises are restored by the Landlord, there will be an equitable abatement of rent.

11.4. (a) The parties release each other from any claims for damage to any person or to the Leased Premises and the Building and to the personal property, fixtures, improvements and alterations of either the Landlord or the Tenant in or on the Leased Premises and the Building that are caused by or result from perils insured against under any insurance policies maintained by the parties hereto pursuant to the terms of the Lease.

(b) If the release referred to above to be granted by each party to the other is prohibited, or affects the protection afforded by any property insurance policy carried by either party, that party will advise the other party of this fact and will further advise the other party as to whether the release will be permitted by the issuer of the property insurance policy upon the payment of an additional premium or charge. The other party will have a period of 10 days after receiving the notice to elect to pay the additional premium or charge. If no such election is made within the 10 day period, the release will be null and void.

11.5. The risk of loss of or damage to the property of the Tenant on or about the Leased Premises will be borne solely by the Tenant and the Landlord will not have any liability for loss thereof of damage thereto, except for loss or damage caused exclusively by Landlord’s negligence or intentional misconduct.

12.	Insurance Policies.

All insurance required under this Lease will be issued by companies reasonably satisfactory to the Landlord and Tenant. Each such policy will contain a provision that no act or omission of the Tenant or Landlord will affect or limit the obligation of the insurer to pay on behalf of the Tenant or Landlord the amount of the loss sustained by, or claim made against, the Tenant or Landlord, and, to the extent obtainable, will contain an agreement by the insurer that such policy will not be canceled without at least 20 days’ prior written notice to the Tenant and Landlord. Upon the request of the Tenant and Landlord, the Tenant will deliver to the Landlord, certificates of insurance evidencing the insurance required to be provided by the Tenant under the terms hereof.

13.	Subordination.

This Lease will be subject and subordinate to any mortgage of the Land or the Building now of record or recorded after the date hereof. Such subordination is effective without any further act of the Tenant and the Tenant will from time to time on request from the Landlord execute and deliver any instruments that may be required by any lender to give further effect to the subordination provided for herein. If the Tenant fails to execute and deliver any such instrument within 10 days after request by the Landlord to do so, the Tenant irrevocably appoints the Landlord, with full power of substitution, the Tenant’s attorney-in-fact to execute and deliver any such instrument. After having received reasonable prior notice, in writing or by telephone, Tenant shall permit any such lender reasonable access to the Leased Premises as requested by such lender for any purpose relating to such lender’s mortgage or the credit or financing secured thereby.

14.	Condemnation.

If all or any portion of the Building is taken in condemnation proceedings or by exercise of any right of eminent domain, the Landlord will be entitled to collect from the condemnor the entire award that may be made in any such proceeding without deduction therefrom for any interest of the Tenant under this Lease (except such portion of any award as is specifically made for the Tenant’s moving expenses) and, at the Landlord’s option, exercised by written notice to the Tenant, this Lease will terminate as of the date of the taking.

15.	Assignments and Subleases.

The Tenant will not assign or encumber its interest in this Lease or in the Leased Premises, or sublease all or any part of the Leased Premises, or allow any other person, firm or corporation (except the Tenant’s authorized representatives) to occupy or use all or any part of the Leased Premises without first obtaining the Landlord’s written consent, which consent will not be unreasonably withheld or delayed. If the Tenant subleases all or any portion of the Leased Premises the Tenant will notify the Landlord of the name of the subtenant and the terms and conditions of the sublease and the Tenant will promptly remit to the Landlord, from time to time, 50 percent of the amount by which the rent payable by the subtenant exceeds the rent payable by the Tenant. Any assignment, encumbrance or sublease without the Landlord’s consent will be voidable and, at the Landlord’s election, will constitute a default under this Lease. Any merger, dissolution, consolidation, or other reorganization of the Tenant or transfer of a controlling interest in Tenant or Tenant’s parent entity will be deemed to be an assignment of the Tenant’s interest in this Lease. No permitted assignment or subleasing will in any way affect or reduce any of the obligations of the Tenant under this Lease.

16.	Default and Remedies.

16.1. The Tenant will be in default under this Lease upon the occurrence of any of the following events or conditions as to the Tenant or any guarantor of the Tenant’s obligations hereunder: (i) the Tenant’s failure to pay rent or make the other payments at the times and in the manner provided for herein, such failure having continued for a period of 5 days after notice thereof shall have been given by the Landlord to the Tenant;

(ii) the Tenant’s failure to perform or fulfill any other term, condition or agreement contained or referred to herein, on the part of the Tenant to be performed or fulfilled, such failure having continued (no reasonable efforts having been made by the Tenant to correct the same) for a period of 30 days after notice thereof shall have been given by the Landlord to the Tenant, if such failure to perform or fulfill such term, condition or agreement cannot reasonably be remedied within 30 days, within such further time as may be reasonably necessary, with due diligence, to complete such performance but not more than 60 days; (iii) the Tenant’s or any guarantor’s being adjudged bankrupt or insolvent, or voluntarily or involuntarily taking advantage of any of the provisions of the Bankruptcy Act, or making a general assignment for the benefit of creditors, or a permanent receiver being appointed for its property and estate or of any part thereof, or the leasehold interest hereby created being levied upon by execution or taken by process of law; (iv) the dissolution of the Tenant or any guarantor of the Tenant’s obligations hereunder; or (v) the Tenant’s vacating the Leased Premises for 15 consecutive days.

16.2. In the event of default, it will be lawful for the Landlord thereupon, or at any time thereafter, at the Landlord’s option, and with process of law, to terminate this Lease and to peaceably enter upon the Leased Premises and to expel the Tenant and those claiming under the Tenant, without being guilty of any manner of trespass, and thenceforth peacefully and quietly hold and enjoy the Leased Premises as if this Lease had not been made; without prejudice, however, to any right to sue for and recover any rent and other sums then due under this Lease, or to any claim for damages or right of action or remedy for any preceding breach of covenant, agreement or condition herein contained which the Landlord might otherwise have or use.

16.3. In case of entry and termination of the Lease as hereinabove provided, the Tenant will pay to the Landlord as damages for the Tenant’s breach of the Lease the rent provided for the remainder of the term discounted to present value at the then current Treasury Bill rate.

16.4. In the event of default, at the Landlord’s option, the Landlord may, in accordance with applicable law, peaceably enter upon the Leased Premises as the agent of the Tenant, and if the Landlord desires, expel the Tenant and those claiming under the Tenant, without being guilty of any manner of trespass, and may rent the Leased Premises as such agent, applying the net proceeds of such rentals on account of the rent and other sums due from the Tenant, holding the Tenant liable for any deficiency, and accounting to the Tenant for any surplus.

16.5. In the event of default, this Lease will not, except at the option of the Landlord, continue for the benefit of any attaching creditor, assignee for the benefit of creditors, permanent receiver, or trustee in bankruptcy.

16.6. In the event of default, in addition to any other sums due to the Landlord hereunder, the Tenant will pay the Landlord’s reasonable attorneys’ fees and all other reasonable expenses incurred in connection with enforcing its rights hereunder.

17.	Other Rights and Responsibilities of Landlord.

17.1. The Landlord and its authorized representatives will have the right to enter the Leased Premises at all reasonable times (after providing reasonable prior notice, in writing or by telephone, except in the case of apparent emergencies or necessary repairs, in which event no notice will be required) for any of the following purposes: (i) to determine whether the Leased Premises are in good condition and whether the Tenant is complying with its obligations under this Lease; (ii) to give any notice required or permitted to be given to the Tenant hereunder; (iii) to show the Leased Premises to prospective brokers, agents, buyers, mortgagees or tenants; (iv) to do any necessary maintenance and to make any restoration or repairs to the Leased Premises or the Building; or (v) for any other lawful purpose.

17.2. The Landlord will have the right to relocate or change any facility in the Building, excluding the Leased Premises, and any parking area adjacent thereto, provided that comparable facilities similarly located are provided.

17.3. The Landlord will have the right to close doors, entryways and common areas for the purposes of repairing, maintaining or altering the same so long as reasonable access to the Leased Premises is provided.

18.	Utilities.

The Tenant will be responsible for providing at its sole cost and expense, all utilities to the Leased Premises, including, without limitation, the following: (i) water; (ii) maintenance and cleaning; (iii) heat, (iv) air conditioning and electricity. The Tenant will make its own arrangements and pay for the cost of any other services or utilities used by it, including, without limitation, telephone and trash removal services.

19.	Landlord’s Exculpation.

Except when occasioned by the Landlord’s and the Landlord’s authorized representatives’, agents’, employees’ or invitees’ gross negligence or willful misconduct, the Landlord will have no responsibility or liability for defects, delays, lapses or cessation in or of any services provided by the Landlord, and in any event, the Landlord will have no liability for incidental or consequential damages resulting from any defects, delays, lapses or cessation in or of any services.

20.	Surrender; Holdover.

20.1. At the expiration or sooner termination of this Lease, the Tenant will peaceably surrender the Leased Premises in good order, condition and repair, excepting reasonable wear and tear and excepting damage by fire or other casualty which has been insured against. Tenant, at Landlord’s option prior to the expiration or termination of this Lease, will remove all cable and communications lines installed by Tenant or at Tenant’s request and restore and repair any damage caused in the removal of such cable and communications lines.

20.2. If the Tenant remains in possession of the Leased Premises after the expiration of the term of this Lease and continues to pay rent without any express agreement as to holding over, the Landlord’s acceptance of rent will be deemed an acknowledgment of the Tenant’s holding over upon a month-to-month tenancy; subject, however, to all of the terms and conditions of this Lease except as to: (i) the term hereof and (ii) the rent which will be based on the fair market value of the Leased Premises as determined from time to time by the Landlord.

20.3. If the Tenant remains in possession of the Leased Premises after the expiration of the term of this Lease, whether as a month-to-month tenant pursuant to Paragraph 20.2 or otherwise, and the Landlord at any time declines to accept the rent at the rate specified herein and demands that the Tenant vacate the Leased Premises and the Tenant fails to do so, the Tenant shall thereafter be deemed to be wrongfully holding over and occupying the Leased Premises as a tenant at sufferance. The Tenant will nevertheless be subject to all of the terms and conditions of this Lease except as to the term hereof and except that the Tenant will pay, in view of the difficulty or impracticability of determining the actual amount of the damages that the Landlord would incur, as liquidated damages for the Tenant’s wrongful use of the Leased Premises and the Landlord’s inability to lease the Leased Premises to others or to use the same for any other purpose and not as a penalty, a monthly rent equal to 150 % of the fair market value as determined pursuant to Paragraph 20.2, together with all actual costs or damages (including reasonable attorneys’ fees) sustained by the Landlord on account of such holding over.

21.	Quiet Enjoyment.

Upon paying the rent and all other payments required to be made by the Tenant hereunder, and upon the Tenant’s performing and fulfilling all terms, conditions or agreements on its part to be performed and fulfilled, the Tenant will quietly have and enjoy the Leased Premises during the term of this Lease without lawful hindrance by any person claiming by, through or under the Landlord.

22.	Waivers.

The failure of the Landlord to insist in any one or more instances upon the strict and literal performance of any of the agreements, terms, or conditions of this Lease or to exercise any option of the Landlord herein contained, will not be construed as a waiver for the future of such term, condition, agreement or option. The receipt by the Landlord of rent with knowledge of the breach of any term, condition, or agreement will not be deemed to be a waiver of such breach. The receipt by the Landlord of rent after the giving of any notice required to be given to the Tenant by law or by the terms of this Lease will not in any way affect the operation of such notice.

23.	Notices.

No notice, approval, consent or other communication permitted or required to be given by this Lease will be effective unless the same is sent postage prepaid, by United States registered or certified mail, return receipt requested, or by reputable overnight delivery service to the other party at the address set forth also the Introductory Statement, or in the care of the Tenant to the Premises, or to such other address as either party may designate by notice to the other party.

24.	Governing Law.

This Lease and the performance thereof will be governed, interpreted, construed and regulated by the laws of the State of Rhode Island.

25.	Successors and Assigns.

This Lease will bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns. References made herein to the parties will be deemed to include their respective successors and permitted assigns.

26.	Entire Agreement.

This Lease contains all of the agreements of the parties and may not be modified or amended except by written agreement.

27.	Tenants’ Rules and Regulations.

The Tenant will comply with reasonable rules and regulations provided by Landlord from time to time. The Landlord will have the right from time to time to reasonably alter or amend the same. Upon delivery of a copy of the altered or amended rules and regulations to the Tenant, the Tenant will become bound by them and will comply with the same, so long as such altered or amended rules and regulations do not materially affect the Tenant’s use of the Leased Premises. If there is a conflict between the rules and regulations and any of the provisions of this Lease, the provisions of this Lease will prevail. The Landlord will not be liable to the Tenant for the violation of any rules and regulations by other tenants.

28.	Tenant’s Estoppel Certificate.

The Tenant agrees from time to time, upon not fewer than 5 business days’ prior written request by the Landlord, to execute, acknowledge and deliver to the Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect and that the Tenant has no defenses, offsets or counterclaims against its obligations to pay the rent and to perform its other covenants under this Lease and that there are no uncured defaults of the Landlord or the Tenant under this Lease (or, if there have been any modifications that the same is in full force and effect as modified and stating the modifications and, if there are any defenses, offsets, counterclaims, or defaults, setting them forth in reasonable detail), and the dates to which the rent and other charges have been paid. Any such statements delivered pursuant to this paragraph may be relied upon by a prospective purchaser or mortgagee of the Building and the Land or any prospective assignee of any mortgagee of the Building and the Land.

29.	Liability of Landlord.

The Tenant will look only to the Landlord’s interest in the Building and the Land (or to the proceeds thereof) for the satisfaction of the Tenant’s remedies for the collection of any judgment (or other judicial process) requiring the payment of money by the Landlord in the event of any default by the Landlord under this Lease. No other property or other assets of the Landlord shall be subject to levy, execution or other enforcement procedure for the satisfaction of the Tenant’s remedies under or with respect to this Lease, the relationship of the Landlord and the Tenant hereunder or the Tenant’s use and occupancy of the Leased Premises. Nothing contained in this paragraph shall be construed to permit the Tenant to offset against rents due to a successor landlord, a judgment (or other judicial process) requiring the payment of money by reason of any default of a prior landlord, except as otherwise specifically set forth herein.

30.	Recording of Lease.

The Landlord and the Tenant agree not to record or to cause this Lease to be recorded in any public office including, by way of example but not limitation, the records of land evidence in the municipality within which the Building is located. In the event that the Tenant records or causes this Lease to be recorded as set forth above, the Tenant shall be in default hereunder and the Landlord shall have all rights and remedies available as a result of a default hereunder. The Landlord and the Tenant agree, upon the request of either party, to execute a memorandum of lease for purposes of recordation in the records of land evidence in the City of Cranston, Rhode Island. Notwithstanding anything to the contrary, if required pursuant to applicable securities or Nasdaq rules, Tenant shall be permitted to file the Lease as an exhibit to its SEC filings.

31.	Parking.

Tenant shall have full use of all parking areas on the Leased Premises. Tenant, at Tenant’s sole cost and expense, shall be responsible for all maintenance and upkeep of said parking areas.

32.	Arbitration.

Any disputes arising under this Lease (other than a dispute relating to the payment of rent) will be submitted to binding arbitration. Arbitration proceedings, including the selection of an arbitrator, will be conducted in Providence, Rhode Island and pursuant to the rules, regulations and procedures from time to time in effect as promulgated by the American Arbitration Association. Prior written notice of application by either party for arbitration will be given to the other at least 10 days before submission of the application to the said Association’s office in Providence, Rhode Island (or if there is no Association office in Providence, the nearest other city having an Association office). The arbitrator will hear the parties and their evidence. The decision of the arbitrator will be binding and conclusive, and judgment upon the award or decision of the arbitrator may be entered in the applicable court for the State of Rhode Island; the parties consent to the exclusive jurisdiction of such court and further agree that any process or notice of motion or other application to the court or a judge thereof may be served outside the State of Rhode Island by registered mail or by personal service, provided a reasonable time for appearance is allowed. The costs and expenses of each arbitration hereunder and their apportionment between the parties will be determined by the arbitrator in his award or decision. No arbitrable dispute will be deemed to have arisen under this Lease prior to the expiration of the period of 20 days after the date of the giving of written notice by the party asserting the existence of the dispute together with a description thereof sufficient for an understanding thereof.

33.	Security Deposit.

Waived.

34.	Hazardous Substances.

Tenant shall not use or allow the Leased Premises to be used for the Release, storage, use. treatment, disposal or other handling of any Hazardous Substance (other than the use of Hazardous Substances necessary for the operation of the permitted use so long as such use is at all times in compliance with the terms of this Lease and all federal, state and local law, code, ordinance and regulation), without the prior consent of Landlord. The term “Release” shall have the same meaning as is ascribed to it in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq., as amended, (“CERCLA”). The term ‘“Hazardous Substance” means (i) any substance defined as a “hazardous substance” under CERCLA, (ii) petroleum, petroleum products, natural gas, natural gas liquids, liquefied natural gas, synthetic gas, and asbestos and (ii) any other substance or material deemed to be hazardous, dangerous, toxic, or a pollutant under any federal, state or local law, code, ordinance or regulation.

Tenant shall: (a) give prior notice to Landlord of any activity or operation to be conducted by Tenant at the Leased Premises which involves the Release, use, handling, generation, treatment, storage, or disposal of any Hazardous Substance (“Tenant’s Hazardous Substance Activity”), (b) comply with all federal, state, and local laws, codes, ordinances, regulations, permits and licensing conditions governing the release, discharge, emission, or disposal of any Hazardous Substance and prescribing methods for or other limitations on storing, handling, or otherwise managing Hazardous Substances, (c) at its own expense, promptly contain and remediate any Release of Hazardous Substances arising from or related to Tenant’s Hazardous Substance Activity in the Leased Premises, the Building, the Land, or the environment and remediate and pay for any resultant damage to property, persons and/or the environment, (d) give prompt notice to Landlord, and all appropriate regulatory authorities, of any Release of any Hazardous Substance in the Leased Premises, the Building, the Land or the environment arising from or related to Tenant’s Hazardous Substance Activity, which Release is not made pursuant to and in conformance with the terms of any permit or license duly issued by appropriate governmental authorities, any such notice to include a description of measures taken or proposed to be taken by Tenant to contain and remediate the Release and any resultant damage to property, persons, or the environment, (e) if a Release has occurred, or if Landlord has a reasonable belief that the Release has occurred or is about to occur, in or about the Leased Premises, retain an independent engineer or other qualified consultant or expert acceptable to Landlord, to conduct, at Tenant’s expense, an environmental audit of the Leased Premises and immediate surrounding areas, and the scope of work to be performed by such engineer, consultant, or expert shall be approved in advance by Landlord, and all of the engineer’s, consultant’s, expert’s work product shall be made available to Landlord, (f) at Landlord’s request from time to time in connection with any proposed sale or refinancing of the Leased Premises or the Building or any requirement or request of any governmental entity or if a Release has occurred during the term of this Lease, or if Landlord has a reasonable belief that a Release has occurred or is about to occur, in or about the Leased Premises, executed affidavits, representations and the like concerning Tenant’s best knowledge and believe regarding the presence of Hazardous Substances in the Leased Premises, (g) reimburse to Landlord, upon demand, the reasonable cost of any testing for the purpose of ascertaining if there has been any Release of Hazardous Substances in or from the Leased Premises during the Term of this Lease, if such testing is required by any governmental agency (provided that Tenant shall have no obligation to reimburse Landlord for such testing costs if Landlord is determined to be the cause of the Release or if the Release is determined to be the result of migration of Hazardous substances from adjoining real property onto or under the Leased Premises that was not caused or contributed to by Tenant), (h) upon expiration or termination of this Lease, surrender the Leased Premises to Landlord free from the presence and contamination of any Hazardous Substance (except to the extent of (i) any Hazardous Substance present at or on the Leased Premises prior to the execution of this Lease by the parties hereto, or (ii) the migration of any Hazardous Substances from adjoining real property onto or under the Leased Premises that was not caused or contributed to by Tenant, or (iii) the release of any Hazardous Materials at or on the Leased Premises directly caused by Landlord).

35.	Force Majeure.

Landlord will have no liability to Tenant, nor will Tenant have any right to terminate this Lease or abate Rent or assert a claim of partial or total actual or constructive eviction, because of Landlord’s failure to perform any of its obligations in the Lease if the failure is due to reasons beyond Landlord’s reasonable control, including, without limitation, strikes or other labor difficulties; inability to obtain necessary governmental permits and approvals (including building permits or certificates of occupancy); unavailability or scarcity of materials; war; riot; civil insurrection; accidents; acts of God; and governmental preemption in connection with a national emergency.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the Landlord and the Tenant have executed this instrument as of the date first written above.

GAM Realty, LLC

By:	/s/ GREGG MADSEN
Name:	Gregg Madsen
Title:	President

Dynamic Marketing I, Inc.

By:	/s/ MANDEEP K. TANEJA
Name:	Mandeep K. Taneja
Title:	CEO

STATE OF RHODE ISLAND

COUNTY OF PROVIDENCE

In Providence, on March 29, 2005, before me personally appeared

Gregg Madsen, President of GAM Realty, LLC, to me known and known by me to be the party executing the foregoing instrument on behalf of said GAM Realty, LLC, and he acknowledged said instrument, by him executed in his capacity as aforesaid, to be his free act and deed and the free act and deed of said GAM Realty, LLC.

/s/ ALLAN G. WILLSON
Notary Public	Allan G. Willson
My Commission Expires:	9/23/2008

STATE OF

COUNTY OF

In Providence, on March 29, 2005, before me personally appeared Mandeep Taneja, President of Dynamic Marketing I, Inc., to me known and known by me to be the party executing the foregoing instrument on behalf of said Dynamic Marketing I, Inc., and he acknowledged said instrument, by him executed in his capacity as aforesaid, to be his free act and deed and the free act and deed of said Dynamic Marketing I, Inc.

/s/ ALLAN G. WILLSON
Notary Public	Allan G. Willson
My Commission Expires:	9/23/2008